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                                                                Exhibit 2.2

                             CERTIFICATE OF MERGER
                                       OF
                            M ACQUISITION SUB, INC.,
                             A DELAWARE CORPORATION
                          (THE "MERGED COMPANY") INTO
                            MICROTEC RESEARCH, INC.,
                             A DELAWARE CORPORATION
                           (THE "SURVIVING COMPANY")


               (UNDER SECTION 251 OF THE GENERAL CORPORATION LAW
                           OF THE STATE OF DELAWARE)

     The Surviving Company hereby certifies that:

     1. The names and states of incorporation of the constituent corporations are as follows:

            M Acquisition Sub, Inc., a Delaware corporation, and

            Microtec Research, Inc., a Delaware corporation.

     2. An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by the Merged Company and by the Surviving Company in accordance with the provisions of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

     3.     The name of the surviving corporation is Microtec Research, Inc.

     4. The Certificate of Incorporation of the Surviving Company shall be the Certificate of Incorporation of the Surviving Company as amended in the form set forth on Exhibit A attached hereto.

     5. The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Company at 2350 Mission College Boulevard, Santa Clara, California 95054.

     6. A copy of the Agreement and Plan of Merger will be furnished by the Surviving Company on request and without cost to any stockholder of the Merged Company or the Surviving Company.


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     IN WITNESS WHEREOF, the Surviving Company has caused this certificate to be signed by Jerry Kirk, its Chairman and Chief Executive Officer, and attested by Kenneth E. Lonchar, its Vice President, Finance and Administration and Chief Financial Officer on the 31st day of January, 1996.


                                       Microtec Research, Inc.
                                       a Delaware corporation


                                   By:
                                       ----------------------------------------
                                       Jerry Kirk
                                       Chairman and Chief Executive Officer

ATTEST:


By:
    -------------------------------
    Kenneth E. Lonchar
    Vice President, Finance and
    Administration and Chief Financial
    Officer

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                                   EXHIBIT A

               AMENDED AND RESTATED CERTIFICATE  OF INCORPORATION
                                       OF
                            MICROTEC RESEARCH, INC.


                                   ARTICLE I

     The name of the corporation is Microtec Research, Inc. (the "Corporation").

                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, County of Kent, Dover, Delaware 19904. The name of its registered agent at such address is The Prentice Hall Corporation System, Inc.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     The aggregate number of shares which this Corporation shall have authority to issue is One Thousand (1,000) shares of capital stock, all of which shall be designated "Common Stock" and have a par value of $.001 per share.

                                   ARTICLE V

     The name and mailing address of the incorporator are as follows:

                              Deann K. Wright
                              c/o Venture Law Group
                              2800 Sand Hill Road
                              Menlo Park, CA 94025

                                   ARTICLE VI

     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

                                  ARTICLE VII

     Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.


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                                  ARTICLE VIII

     A. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

     B. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

     C. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE IX

     The Corporation is to have perpetual existence.

                                   ARTICLE X

     The number of directors which will constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

                                   ARTICLE XI

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the Corporation.

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